CERTIFICATE OF AMENDMENT
                            OF
               CERTIFICATE OF INCORPORATION
                            OF
                    GLEASON CORPORATION

Pursuant to Section 242 of the Delaware General Corporation
                            Law




          GLEASON CORPORATION, a corporation duly organized and existing under the Delaware General Corporation Law, hereby certifies that:

          FIRST: The Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, such resolution setting forth the proposed amendment being as follows:

               RESOLVED: That the Board deems it advisable that the first sentence of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to increase the number of shares of common stock, par value One Dollar ($1.00) per share, that the Corporation is authorized to issue from Eight Million Seven Hundred Fifty
          Thousand (8,750,000) shares, par value One Dollar
          ($1.00) per share, to Twenty Million (20,000,000) shares, par value One Dollar ($1.00) per share, and to increase the total number of shares of all classes of stock which the Corporation is authorized to issue from Nine Million Two Hundred
          Fifty Thousand (9,250,000) shares to Twenty
          Million Five Hundred Thousand (20,500,000) shares, so that, as amended, the first sentence of said Article FOURTH shall read as follows:

               FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Million Five
               Hundred Thousand (20,500,000) shares of which Twenty Million (20,000,000) shares shall be Common
               Stock with a par value of One Dollar ($1.00) per share and Five Hundred Thousand
               (500,000) shares shall be Preferred Stock with a par value of One Dollar ($1.00) per share.


          SECOND: The Board directed that such amendment be considered at the 1996 Annual Meeting of Stockholders of the Corporation, and at such meeting a majority of the outstanding stock entitled to vote thereon was voted in favor of the amendment.

          THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chairman and President this 7th day of May, 1996.



                                   James S. Gleason
                                   James S. Gleason
                                   Chairman and President